CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of our report dated August 22, 2016 relating to the consolidated financial statements of Biotricity, Inc. comprising the balance sheets as of December 31, 2015 and 2014 and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficiency) equity, and cash flows for each of the years in the two-year period ended December 31, 2015.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

 /s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS

Authorized to practise public accounting by the

Chartered Professional Accountants of Ontario

Richmond Hill, Canada

September 30, 2016